SMITH BARNEY TRAVELERS SERIES FUND INC.
10f-3 Report
November 1, 1997 to April 30, 1998


	Trade	Purchase	% of
Issuer	Date	Selling Dealer	Shares	Price	Issue

The Dial Corp.	11/10/97	Merrill Lynch	19,000	$ 18.313	0.336%

Extendicare	11/25/97	NationsBanc	675,000	 100.000	10.00
9.350%due 12/15/2007		Montgomery Securities

Esprit Telecom	12/12/97	Lehman Brothers	1,167,216	 100.000	12.37
11.500% due 12-15-2007

Allegiance Telecom	1/9/98	Morgan Stanley Dean Wetter	1,000,000	    56.287	8.38
11.750% due 2/15/2008

Royal Caribbean Cruises	3/4/98	Merrill Lynch	22,000	   56.50	0.37

Extended Stay America	3/5/98	Morgan Stanley Dean Wetter	500,000	  100.00	7.50
9.150% due 3/15/2008

NTL Inc.	3/6/98	Donaldson, Lufkin & Jenrette	1,225,000	   61.724	8.75
0.000% due 4/1/2008

Mcleod USA	3/10/98	Bear Stearns	500,000	 100.00	2.50
8.375 due 3/15/2008